EXHIBIT 23.2

[Sherb & Co., LLP Letterhead]

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated April 22, 2009, relating to the consolidated financial statements of Crownbutte Wind Power, Inc., as of December 31, 2008, and December 31, 2007, and for the fiscal years then ended, respectively, which are contained in the Prospectus contained therein.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained therein

/s/ Sherb & Co., LLP

New York, New York
June 19, 2009